UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2014 (November 26, 2014)

Fifth Street Finance Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33901	26-1219283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 681-3600

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2014, the Board of Directors of Fifth Street Finance Corp. (the “Company”) increased the size of the Board of Directors by one director and filled the vacancy created by such increase by appointing the Company’s President, Todd G. Owens, to the Board of Directors. Mr. Owens will serve on the Company’s Board of Directors as a Class II interested director from November 26, 2014 until the Company’s 2016 Annual Meeting of Stockholders or until his successor is duly elected and qualified. Mr. Owens also serves as President of Fifth Street Senior Floating Rate Corp. and as Co-President of Fifth Street Asset Management Inc., a publicly-traded asset manager that partially and indirectly owns the Company’s investment adviser.

Prior to joining Fifth Street, Mr. Owens was a partner at Goldman, Sachs & Co. and held various roles during his 24-year tenure at Goldman Sachs, including Head of the West Coast Financial Institutions Group for 15 years and Head of the Specialty Finance Group for almost a decade.

There are no arrangements or understandings between Mr. Owens and any other persons pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Owens or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 26, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 26, 2014	FIFTH STREET FINANCE CORP.

		By:	/s/ David H. Harrison
			Name:	David H. Harrison
			Title:	Chief Compliance Officer